EXHIBIT 99.1

Anavex Life Sciences Reports

Fiscal 2024 Second Quarter Financial Results and Provides Business Update

Company to host a webcast today at 8:30 a.m. Eastern Time

NEW YORK – May 9, 2024 – Anavex Life Sciences Corp. (“Anavex” or the “Company”) (Nasdaq: AVXL), a clinical-stage biopharmaceutical company developing differentiated therapeutics for the treatment of neurodegenerative, neurodevelopmental and neuropsychiatric disorders including Alzheimer’s disease, Parkinson’s disease, Rett syndrome, schizophrenia, and other central nervous system (CNS) diseases, today reported financial results for its fiscal quarter ended March 31, 2024.

“We are encouraged by the very recently issued FDA guidance for Early Alzheimer’s disease, which states that one cognitive measurement alone, like ADAS-Cog13, could be a sufficient primary endpoint for early Alzheimer’s disease.[1] We appreciate this new guidance and believe this opens another possible pathway for us to move forward in parallel to the initiated process of Marketing Authorisation application to the European Medicines Agency (EMA) for blarcamesine related to the treatment of Alzheimer’s disease, which is underway. We are also pleased to report that the first cohort of schizophrenia patients in the ongoing ANAVEX®3-71-SZ-001 Phase 2 trial of ANAVEX®3-71 has been fully enrolled,” said Christopher U Missling, PhD, President and Chief Executive Officer of Anavex. “Moreover, we remain committed to the development of our programs within neurodegenerative, neurodevelopmental disorders, which could further expand our portfolio of transformative investigational therapies and utilizing our differentiated precision medicine platform to deliver easy access and scalable treatment options for brain disorders.”

Key Pipeline Updates:

●	Alzheimer’s disease:

●	Full data from the blarcamesine in Alzheimer’s disease Phase 2b/3 placebo-controlled clinical trial will be published in an upcoming peer-reviewed journal. The initiated process for submitting a Marketing Authorisation application to the European Medicines Agency (EMA) under the Centralised Procedure is underway. The Marketing Authorisation would allow direct market access throughout the European Union for oral blarcamesine for the treatment of Alzheimer’s disease. There are an estimated 7 million people in Europe with Alzheimer’s disease, a number expected to double by 2030, according to the European Brain Council.[2]

●	Analysis of RNA sequencing (RNA-seq) of the placebo-controlled Phase 2b/3 blarcamesine trial in early Alzheimer’s disease is underway. Interim data expected by mid 2024.

●	Ongoing ATTENTION-AD open-label extension 96-week trial. Interim data expected in the second half of 2024.

[1] https://www.fda.gov/regulatory-information/search-fda-guidance-documents/early-alzheimers-disease-developing-drugs-treatment

[2] https://www.braincouncil.eu/projects/rethinking-alzheimers-disease/

●	Schizophrenia: The placebo-controlled ANAVEX®3-71-SZ-001 Phase 2 clinical study of ANAVEX®3-71 for the treatment of schizophrenia is well underway with the first cohort of schizophrenia patients fully enrolled.

●	Parkinson’s disease: Initiation of ANAVEX®2-73 imaging-focused trial and Phase 2b/3 6 month trial is expected in the second half of 2024.

●	Rett syndrome: Continued positive Real World Evidence (RWE) feedback from Rett syndrome patients and caregivers from the ongoing open-label extension trial and Compassionate Use Program for patients who participated in the Phase 2/3 EXCELLENCE trial encourages us to continue our partnership with the Rett syndrome community and to proceed with a Phase 3 12-week efficacy study. An educational presentation will be provided at the 2024 IRSF Rett Syndrome Scientific Meeting, taking place June 18 – June 19, 2024. ANAVEX®2-73 had previously received Fast Track designation, Rare Pediatric Disease designation and Orphan Drug designation from the FDA for the treatment of Rett syndrome.

●	Fragile X: New disease-specific, translatable, and objective biomarker data generated with ANAVEX®2-73, supporting the initiation of the potentially pivotal ANAVEX®2-73 Phase 2/3 clinical trial will be presented at the 19th National Fragile X Foundation Conference, taking place July 25 – July 28, 2024.

●	New Rare disease: Initiation of potentially pivotal ANAVEX®2-73 Phase 2/3 clinical trial.

●	Publications: Continued clinical publications involving ANAVEX®2-73 and ANAVEX®3-71.

Recent Business Highlights:

●	On March 18, 2024, the Company announced that the first patient in its U.S. FDA cleared placebo-controlled Phase 2 clinical study of ANAVEX®3-71 for the treatment of schizophrenia had been screened, ahead of schedule.

●	On January 24, 2024, the Company announced a peer-reviewed publication in Clinical Pharmacology in Drug Development, findings from the ANAVEX®3-71 first-in-human study which achieved its safety objectives. The publication is entitled, ‘Population-Based Characterization of the Pharmacokinetics and Food Effect of ANAVEX3-71, a Novel Sigma-1 Receptor and Allosteric M1 Muscarinic Receptor Agonist in Development for Treatment of Frontotemporal Dementia, Schizophrenia, and Alzheimer Disease’.[3] The publication reports pharmacokinetic (PK) dose proportionality of ANAVEX®3-71 in humans and food had no effect on the PK of ANAVEX®3-71. This data also expands the safety objectives met in this first-in-human study of ANAVEX®3-71, further supporting its drug development program.

●	On January 8, 2024, the Company announced that the United States Patent and Trademark Office (USPTO) granted U.S. Patent No. 11,839,600 entitled “NEURODEVELOPMENTAL DISORDER THERAPY” from the United States Patent and Trademark Office (USPTO) for its patent application number 17/890,083. Anavex’s newest patent expands coverage of ANAVEX®2-73 (blarcamesine) therapy to ameliorate various conditions associated with loss-of-function mutations of the gene encoding methyl-CpG binding protein (MeCP2).

[3] Fadiran EO, Hammond E, Tran J, Missling CU, Ette E. Population-Based Characterization of the Pharmacokinetics and Food Effect of ANAVEX3-71, a Novel Sigma-1 Receptor and Allosteric M1 Muscarinic Receptor Agonist in Development for Treatment of Frontotemporal Dementia, Schizophrenia, and Alzheimer Disease. Clin Pharmacol Drug Dev. 2024;13(1):21-31. doi:10.1002/cpdd.1323

Financial Highlights:

●	Cash and cash equivalents of $139.4 million at March 31, 2024 compared to $151.0 million at fiscal yearend September 30, 2023. The Company anticipates at the current cash utilization rate a runway of approximately 4 years.

●	General and administrative expenses for the quarter of $2.8 million compared to $2.9 million for the comparable quarter of fiscal 2023.

●	Research and development expenses for the quarter of $9.7 million compared to $11.3 million for the comparable quarter of fiscal 2023.

●	Net loss for the quarter of $10.5 million, or $0.13 per share, compared to a net loss of $13.1 million, or $0.17 per share for the comparable quarter of fiscal 2023.

The financial information for the fiscal quarter ended March 31, 2024, should be read in conjunction with the Company’s condensed consolidated interim financial statements, which will appear on EDGAR, www.sec.gov and will be available on the Anavex website at www.anavex.com.

Webcast / Conference Call Information:

The live webcast of the conference call will be available on Anavex’s website at www.anavex.com.

The conference call can be also accessed by dialing 1 929 205 6099 for participants in the U.S. using the Meeting ID# 815 2682 8440 and reference passcode 121725. A replay of the conference call will also be available on Anavex’s website for up to 30 days.

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (Nasdaq: AVXL) is a publicly traded biopharmaceutical company dedicated to the development of novel therapeutics for the treatment of neurodegenerative, neurodevelopmental, and neuropsychiatric disorders, including Alzheimer’s disease, Parkinson’s disease, Rett syndrome, schizophrenia and other central nervous system (CNS) diseases, pain, and various types of cancer. Anavex’s lead drug candidate, ANAVEX®2-73 (blarcamesine), has successfully completed a Phase 2a and a Phase 2b/3 clinical trial for Alzheimer’s disease, a Phase 2 proof-of-concept study in Parkinson’s disease dementia, and both a Phase 2 and a Phase 3 study in adult patients and one Phase 2/3 in pediatric patients with Rett syndrome. ANAVEX®2-73 is an orally available drug candidate that restores cellular homeostasis by targeting SIGMAR1 and muscarinic receptors. Preclinical studies demonstrated its potential to halt and/or reverse the course of Alzheimer’s disease. ANAVEX®2-73 also exhibited anticonvulsant, anti-amnesic, neuroprotective, and anti-depressant properties in animal models, indicating its potential to treat additional CNS disorders, including epilepsy. The Michael J. Fox Foundation for Parkinson’s Research previously awarded Anavex a research grant, which fully funded a preclinical study to develop ANAVEX®2-73 for the treatment of Parkinson’s disease. We believe that ANAVEX®3-71, which targets SIGMAR1 and M1 muscarinic receptors, is a promising clinical stage drug candidate demonstrating disease-modifying activity against the major hallmarks of Alzheimer’s disease in transgenic (3xTg-AD) mice, including cognitive deficits, amyloid, and tau pathologies. In preclinical trials, ANAVEX®3-71 has shown beneficial effects on mitochondrial dysfunction and neuroinflammation. Further information is available at www.anavex.com. You can also connect with the Company on Twitter, Facebook, Instagram, and LinkedIn.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks set forth in the Company’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Anavex Life Sciences Corp.
Condensed Consolidated Interim Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts)

	Three months ended March 31,
	2024	2023
Operating Expenses
General and administrative	$2,790	$2,883
Research and development	9,729	11,307
Total operating expenses	12,519	14,190
Operating loss	(12,519)	(14,190)

Other income
Research and development incentive income	472	750
Interest income, net	1,756	1,465
Other financing expense	—	(964)
Foreign exchange gain (loss), net	(150)	(118)
Total other income, net	2,078	1,133
Net loss before provision for income taxes	(10,441)	(13,057)
Income tax expense, current	(105)	(50)
Net loss and comprehensive loss	$(10,546)	$(13,107)

Net loss per share
Basic and diluted	$(0.13)	$(0.17)

Weighted average number of shares outstanding
Basic and diluted	82,464,226	78,304,363

Anavex Life Sciences Corp.
Condensed Consolidated Interim Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts)

	Six months ended March 31,
	2024	2023
Operating Expenses
General and administrative	$5,399	$6,200
Research and development	18,413	23,373
Total operating expenses	23,812	29,573
Operating loss	(23,812)	(29,573)

Other income
Grant income	—	25
Research and development incentive income	1,064	1,483
Interest income, net	3,764	2,733
Other financing expense	—	(964)
Foreign exchange gain (loss), net	7	247
Total other income, net	4,835	3,524
Net loss before provision for income taxes	(18,977)	(26,049)
Income tax expense, current	(191)	(30)
Net loss and comprehensive loss	$(19,168)	$(26,079)

Net loss per share
Basic and diluted	$(0.23)	$(0.33)

Weighted average number of shares outstanding
Basic and diluted	82,269,965	78,138,940

Anavex Life Sciences Corp.
Condensed Consolidated Interim Balance Sheets
(in thousands, except share and per share amounts)

	March 31,	September 30,
	2024	2023
Assets
Current
Cash and cash equivalents	$139,386	$151,024
Incentive and tax receivables	3,785	2,709
Prepaid expenses and other current assets	1,345	653
Total Assets	$144,516	$154,386

Liabilities and stockholders’ equity
Current Liabilities
Accounts payable	$3,726	$4,322
Accrued liabilities	4,915	7,295
Deferred grant income	917	917
Total Liabilities	9,558	12,534
Capital Stock	84	82
Additional paid-in capital	447,345	434,839
Share proceeds receivable	(234)	—
Accumulated deficit	(312,237)	(293,069)
Total Stockholders’ Equity	134,958	141,852
Total Liabilities and Stockholders’ Equity	$144,516	$154,386

For Further Information:

Anavex Life Sciences Corp.

Research & Business Development

Toll-free: 1-844-689-3939

Email: info@anavex.com

Investors:

Andrew J. Barwicki

Investor Relations

Tel: 516-662-9461

Email: andrew@barwicki.com